THORNBURG INVESTMENT TRUST 485BPOS

Exhibit 99.(e)(7)

AMENDMENT 1

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of March 4, 2026 (the “Effective Date”).

Term	Means
“Existing Agreement”	The Distribution Agreement between the Trust and ALPS, dated December 13, 2024
“ALPS”	ALPS Distributors, Inc.
“Trust”	Thornburg ETF Trust Thornburg Investment Trust (added via this Amendment)

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment amends the Existing Agreement as set forth in Schedule A hereto and is subject to the general terms set forth in Schedule B hereto.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

ALPS Distributors, Inc.		Thornburg ETF Trust
By:	/s/ Stephen Kyllo	By:	/s/ Curtis Holloway

Name:	Stephen Kyllo	Name:	Curtis Holloway

Title:	SVP & Director	Title:	CFO & Treasurer

Thornburg Investment Trust
By:	/s/ Curtis Holloway

Name:	Curtis Holloway

Title:	CFO & Treasurer

Schedule A to this Amendment

Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	The Parties hereby agree to add Thornburg Investment Trust as a Party to the Existing Agreement.

2.	The first two paragraphs of the Existing Agreement shall be deleted in their entirety and replaced with the following:

“THIS AGREEMENT is made as of December 13, 2024, and amended as of [March 4], 2026, among Thornburg ETF Trust, Thornburg Investment Trust, and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).

WHEREAS, each of Thornburg ETF Trust and Thornburg Investment Trust (each referred to herein as “Trust”) is an open-end management investment company organized as a Massachusetts business trust and consists of separate series or classes that are exchange-traded (each a “Fund,” and collectively the “Funds”), as identified in Appendix A hereto, and each is registered under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”), having filed a registration statement on Form N-1A with the U.S. Securities and Exchange Commission (“SEC”).”

3.	All references in the Existing Agreement to “The Trust” and “the Trust” shall be replaced with “Each Trust” and “each Trust”, respectively.

4.	Section 3 of the Existing Agreement shall be deleted in its entirety and replaced with the following:

3. Documents. Each Trust has furnished or will furnish, upon request, ALPS with copies of the Trust’s Declaration of Trust, advisory agreement, custodian agreement, transfer agency agreement, and administration agreement (if any) relating to a Fund, as well as copies of each Fund’s current prospectus, statement of additional information, and shareholder reports. Upon request, each Trust shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, each Trust shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information relating to a Fund covered by this Agreement and filed by the applicable Trust with the SEC and any amendments and supplements thereto that are filed with the SEC.

5.	Appendix A to the Existing Agreement shall be deleted in its entirety and replaced with the following:

“APPENDIX A

LIST OF FUNDS1

THORNBURG ETF TRUST

Thornburg Core Plus Bond ETF

Thornburg Multi Sector Bond ETF

Thornburg International Equity ETF

Thornburg International Growth ETF

THORNBURG INVESTMENT TRUST

Thornburg American Opportunities Fund

ETF Class Shares

Thornburg Focus Growth Fund

ETF Class Shares”

1 This Appendix A may be amended upon execution of an updated Appendix A signed by the Parties hereto.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

5.	The Parties acknowledge that each Trust’s Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts and that this Amendment is executed or made by or on behalf of each Trust by an officer as an officer and not individually. The Parties further acknowledge that the obligations of each Trust under this Amendment and the Existing Agreement are not binding upon any Trustee, officer or shareholder of any series of a Trust individually but are binding only upon the assets and property of the applicable Trust or upon the assets belonging to the applicable series of a Trust and that the rights and any liabilities and obligations of any one such series or Trust are separate and distinct from those of any other Trust or series of a Trust. With respect to any obligations of a Trust and its series arising under this Amendment or the Existing Agreement, ALPS shall look for satisfaction of any such obligation solely to the assets and property of such Trust and such series to which such obligation relates.